EX99.28(h)(7)(iii)

Amendment to

Amended and Restated Transfer Agency Agreement

Between JNL Investors Series Trust and Jackson National Asset Management, LLC

This Amendment is by and between JNL Investors Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“JNAM”).

Witnesseth

Whereas, the Trust and JNAM entered into an Amended and Restated Transfer Agency Agreement dated February 28, 2012, as amended (“Agreement”).

Whereas, under the terms of the Agreement, JNAM renders certain transfer agency and other services to units of beneficial interest in separate funds (“Funds”) of the Trust and the owners of record thereof.

Whereas, the following fund merger has been approved by the Board of Trustees of the Trust and by the Board of Trustees of JNL Series Trust:

Fund Merger:

-	JNL/PPM America Total Return Fund of JNL Investors Series Trust into the JNL/PPM America Total Return Fund of JNL Series Trust; and

Whereas, pursuant to the approval of the fund merger, as outlined above, the parties have agreed to amend Exhibit A of the Agreement to:

-	remove the JNL/PPM America Total Return Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Exhibit A to the Agreement is hereby deleted and replaced in its entirety with Exhibit A dated April 25, 2016, attached hereto.

2.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties have caused this Amendment to be executed, effective as of April 25, 2016.

Attest:	JNL Investors Series Trust

/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
Norma. M. Mendez	Name:	Kristen K. Leeman
	Title:	Assistant Secretary

Attest:	Jackson National Asset Management, LLC

/s/ Norma M. Mendez	By:	/s/ Mark D. Nerud
Norma M. Mendez	Name:	Mark D. Nerud
	Title:	President and CEO

Exhibit A
Dated April 25, 2016

Funds
JNL/PPM America Low Duration Bond Fund – Class A
JNL Money Market Fund – Class A

A-1